Exhibit 23.1

The Board of Directors
SulphCo, Inc:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 2, 2007, with respect to the balance sheets of SulphCo, Inc. as of December 31, 2006 and 2005, and the related statements of operations, cash flows, stockholders’ deficiency for each of the years in the two-year period ended December 31, 2006, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Marc Lumer & Company
Marc Lumer & Company
San Francisco, California

January 4, 2008